ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and the notes thereto included in this Current Report on Form 8-K (the “Form 8-K”). This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this Form 8-K should be read as applying to all related forward-looking statements wherever they appear in this Form 8-K. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. All references to “we,” “us,” “our,” the “Partnership,” “PBFX” or similar terms for periods prior to the completion of our initial public offering on May 14, 2014 (the “Offering”) refer to the Predecessor or for assets acquired from PBF LLC prior to the effective date of each acquisition. For periods subsequent to the Offering or effective date of each acquisition from PBF LLC, these terms refer to the Partnership and its subsidiaries. PBF Energy Inc. is the sole managing member of PBF LLC and, as of December 31, 2017, owned 96.7% of the total economic interest in PBF LLC. Unless the context otherwise requires, references in this Form 8-K to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner.

On July 16, 2018, we entered into four contribution agreements with PBF LLC pursuant to which PBF Energy contributed to us certain of its subsidiaries (the “Development Assets Contribution Agreements”), which was closed on July 31, 2018 (the “Development Assets Acquisition”). Pursuant to the Development Assets Contribution Agreements, the Partnership acquired from PBF LLC all of the issued and outstanding limited liability company interests of: Toledo Rail Logistics Company LLC (“TRLC”), whose assets consist of an unloading and loading rail facility located at PBF Holding’s Toledo Refinery (the “Toledo Rail Products Facility”); Chalmette Logistics Company LLC (“CLC”), whose assets consist of a truck loading rack facility (the “Chalmette Truck Rack”) and a rail yard facility (the “Chalmette Rosin Yard”), both of which are located at PBF Holding’s Chalmette Refinery; Paulsboro Terminaling Company LLC (“PTC”), whose assets consist of a lube oil terminal facility located at PBF Holding’s Paulsboro Refinery (the “Paulsboro Lube Oil Terminal”); and DCR Storage and Loading Company LLC (“DSLC”), whose assets consist of an ethanol storage facility located at PBF Holding’s Delaware City Refinery (the “Delaware Ethanol Storage Facility” and collectively with the Toledo Rail Products Facility, the Chalmette Truck Rack, the Chalmette Rosin Yard, the Paulsboro Lube Oil Terminal, the “Development Assets”). These transactions were considered transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of PBFX has been retrospectively adjusted to include the historical results of the Development Assets, with the exception of the Delaware Ethanol Storage Facility which is considered an asset purchase. The results of TRLC, CLC, and PTC are included in the Transportation and Terminaling segment. Refer to Note 1 “Description of the Business and Basis of Presentation” and Note 3 “Acquisitions” to our Condensed Consolidated Financial Statements included in this Form 8-K for further discussion regarding the Development Assets Acquisition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has only been changed from its previous presentation to retrospectively adjust the PBFX financial information to include the historical results of TRLC, CLC, and PTC for all periods presented. The forward-looking information contained herein reflects our understanding and knowledge of such information as of February 23, 2018, the time of the initial filing of our Annual Report on From 10-K or the year ended December 31, 2017 and has not been updated to reflect events or circumstances that occurred subsequent to such date other than the Development Assets Acquisition and the transactions noted in “recent developments” below.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K contains certain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Item 1A. Risk Factors,” in our 2017 Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 8-K. All forward-looking information in this Form 8-K and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our limited operating history as a separate public partnership;

•	changes in general economic conditions;

•	our ability to make, complete and integrate acquisitions from affiliates or third parties;

•	our ability to have sufficient cash from operations to enable us to pay the minimum quarterly distribution;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products, natural gas and logistics services;

•	our ability to successfully implement our business plan;

•
our dependence on contracts with PBF Energy for a substantial majority of our revenues subjects us to the business risks of PBF Energy, which includes the possibility that contracts will not be renewed because they are no longer beneficial for PBF Energy;

•	a substantial majority of our revenue is generated at certain of PBF Energy’s facilities, and any adverse development at any of these facilities could have a material adverse effect on us;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil, petroleum products and natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	the effects of existing and future laws and governmental regulations, including those related to the shipment of crude oil by trains;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for PBF Energy’s refined products and natural gas and the differential in the prices of different crude oils;

•	the suspension, reduction or termination of PBF Energy’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, PBF Energy’s facilities or third-party facilities on which our business is dependent;

•	incremental costs as a separate public partnership;

•
our general partner and its affiliates, including PBF Energy, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders;

•	our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty;

•	holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors;

•	our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as not being subject to a material amount of entity level taxation by individual states;

•
changes at any time (including on a retroactive basis) in the tax treatment of publicly traded partnerships, including related impacts on potential dropdown transactions with PBF LLC, or an investment in our common units;

•	our unitholders will be required to pay taxes on their share of our taxable income even if they do not receive any cash distributions from us;

•	the effects of future litigation; and

•	other factors discussed elsewhere in our 2017 Form 10-K filed with the SEC and this Form 8-K.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Form 8-K may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this Form 8-K or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

Overview

We are a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBF GP is our general partner and is wholly-owned by PBF LLC. PBF Energy is the sole managing member of PBF LLC and, as of December 31, 2017, owned 96.7% of the total economic interest in PBF LLC. PBF LLC holds a 44.1% limited partner interest in us and owns all of our IDRs, with the remaining 55.9% limited partner interest owned by public unitholders.

Our business includes the assets, liabilities and results of operations of certain crude oil, refined products, natural gas and intermediates transportation, terminaling and storage assets, including those previously operated and owned by PBF Holding’s subsidiaries, DCR and TRC, and PBF Holding’s previously held subsidiaries, DPC, TVPC, PNGPC, TRLC, CLC, PTC and DSLC, which were acquired through a series of transactions with PBF LLC following the Offering (collectively referred to as the “Acquisitions from PBF”).

See “Item 1. Business” in our 2017 Form 10-K filed with the SEC for more detailed information on our business and assets.

Business Developments

Development Assets Acquisition

On July 31, 2018, we closed the Development Assets Contribution Agreements entered into with PBF LLC dated as of July 16, 2018. Pursuant to the Development Assets Contribution Agreements, we acquired from PBF LLC all of the issued and outstanding limited liability company interests of TRLC, whose assets consist of the Toledo Rail Products Facility, CLC, whose assets consist of the Chalmette Truck Rack and the Chalmette Rosin Yard, PTC, whose assets consist of the Paulsboro Lube Oil Terminal, and DSLC, whose assets consist of the Delaware Ethanol Storage Facility. Total consideration for the Development Assets Acquisition was approximately $31.6 million consisting of 1,494,134 common units of PBFX issued to PBF LLC. The Development Assets Acquisition was accounted for as a transfer of assets between entities under common control under U.S. generally accepted accounting principles (“GAAP”). Refer to Note 3 “Acquisitions” in our Notes to Consolidated Financial Statements included in this Form 8-K for further discussion regarding the Development Assets Acquisition.

Senior Notes Offering

On October 6, 2017, we issued $175.0 million in aggregate principal amount of the new 2023 Notes. The new 2023 Notes were issued under the indenture governing the initial 2023 Notes at 102% of face value with an effective rate of 6.442%. The new 2023 Notes are expected to be treated as a single series with the initial 2023 Notes and will have the same terms as those initial notes except that (i) the new 2023 Notes are subject to a separate registration rights agreement and (ii) the new 2023 Notes will be issued initially under CUSIP numbers different from the initial 2023 Notes. We used the net proceeds of the new 2023 Notes to repay a portion of our existing Revolving Credit Facility and for general partnership purposes.

Expiration of Subordination Period

On June 1, 2017, the requirements under our partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. As a result, each of our 15,886,553 outstanding subordinated units converted on a one-for-one basis into common units and began participating pro rata with the other common units in distributions of available cash. The conversion did not impact the amount of the cash distribution paid or the total number of our outstanding units representing limited partner interests. Refer to Notes 7 “Equity” and 9 “Net Income per Unit” in our Notes to Consolidated Financial Statements included in this Form 8-K for additional information.

Toledo Products Terminal Acquisition

On April 17, 2017, our wholly-owned subsidiary, PLPT, acquired the Toledo Products Terminal from Sunoco Logistics Partners L.P. for an aggregate purchase price of $10.0 million plus working capital. The Toledo Products Terminal is directly connected to, and currently supplied by, PBF Holding’s Toledo Refinery. The Toledo Products Terminal is comprised of a ten-bay truck rack and over 110,000 barrels of chemicals, clean product and additive storage capacity.

PNGPC Acquisition

On February 28, 2017, we closed the PNGPC Contribution Agreement entered into with PBF LLC dated as of February 15, 2017. Pursuant to the PNGPC Contribution Agreement, our wholly-owned subsidiary, PBFX Op Co, acquired from PBF LLC all of the issued and outstanding limited liability company interests of PNGPC. PNGPC owns and operates the Paulsboro Natural Gas Pipeline, which is subject to regulation by the FERC, and, in connection with the PNGPC Acquisition, we constructed the Paulsboro Natural Gas Pipeline to replace the existing pipeline, which commenced services in August 2017. In consideration for the PNGPC limited liability company interests, we delivered to PBF LLC (i) an $11.6 million Affiliate Note Payable in favor of PRC, a wholly-owned subsidiary of PBF Holding, (ii) an expansion rights and right of first refusal agreement in favor of PBF LLC with respect to the Paulsboro Natural Gas Pipeline and (iii) an assignment and assumption agreement with respect to certain outstanding litigation involving PNGPC and the existing pipeline. This acquisition is accounted for as a transfer of assets between entities under common control under GAAP. Refer to Note 3 “Acquisitions” in our Notes to Consolidated Financial Statements included in this Form 8-K for further discussion regarding the PNGPC Acquisition.

As a result of the completion of the Paulsboro Natural Gas Pipeline in the fourth quarter of 2017, we fully repaid the Affiliate Note Payable and related accrued interest.

Chalmette Storage Services Agreement

On February 15, 2017, PBF Holding and PBFX Op Co entered into the Chalmette Storage Services Agreement under which we, through PBFX Op Co, began providing storage services to PBF Holding commencing on November 1, 2017 upon the completion of the construction of the Chalmette Storage Tank at PBF Holding’s Chalmette Refinery. PBFX Op Co and Chalmette Refining entered into a twenty-year lease for the premises upon which the tank is located and a project management agreement pursuant to which Chalmette Refining managed the construction of the tank. The Lease can be extended by PBFX Op Co for two additional ten-year periods. Under the Chalmette Storage Services Agreement, PBFX provides PBF Holding with storage services in return for storage fees. The storage services require PBFX to accept, redeliver and store all products tendered by PBF Holding in the tank and PBF Holding pays a monthly fee of $0.60 per barrel of shell capacity. The Chalmette Storage Services Agreement can be extended by PBF Holding for two additional five-year periods.

Principles of Combination and Consolidation and Basis of Presentation

Our Predecessor did not historically operate their assets for the purpose of generating revenues independent of other PBF Energy businesses that we support, with the exception of third-party revenue generated by the DCR Products Pipeline and the Paulsboro Lube Oil Terminal. Upon closing of the Offering and the Acquisitions from PBF, we entered into commercial and service agreements with subsidiaries of PBF Energy under which we operate our assets for the purpose of generating fee-based revenues. We receive, handle and transfer crude oil, refined products and natural gas from sources located throughout the United States and Canada and store crude oil, refined products, and intermediates for PBF Energy in support of its refineries located in Toledo, Ohio, Delaware City, Delaware, Paulsboro, New Jersey, Torrance, California, and Chalmette, Louisiana. Our assets acquired from PBF Energy consist of the DCR Rail Terminal, the Toledo Truck Terminal, the DCR West Rack, the Toledo Storage Facility, the DCR Products Pipeline and Truck Rack, the Torrance Valley Pipeline, the Paulsboro Natural Gas Pipeline and the Development Assets, which are integral components of the crude oil, refined products and natural gas delivery and storage operations at PBF Energy’s refineries. In addition, subsequent to the acquisition of the East Coast Terminals, we have begun to generate third-party revenue related to those assets.

The consolidated financial statements presented in this Form 8-K include our consolidated financial results as of and for the period ending December 31, 2017. We have retrospectively adjusted our financial information contained herein to include the historical results of PNGPC prior to the PNGPC Acquisition. Furthermore, our consolidated financial information contained within this Form 8-K has been retrospectively adjusted to include the historical results of he Development Assets, with the exception of the Delaware Ethanol Storage Facility which is considered an asset purchase.

Business Strategies

We continue to focus on the following strategic areas:

•
Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. We believe these objectives are integral to maintaining stable cash flows and are critical to the success of our business.

•
Generate Stable, Fee-Based Cash Flow. We believe our long-term, fee-based logistics contracts provide us with stable, predictable cash flows. We generate a substantial majority of our revenue from PBF Energy under various commercial agreements which include minimum quarterly volume commitments, minimum storage commitments, inflation escalators and initial terms of approximately seven to ten years. In addition, we generate third-party revenue from the East Coast Terminals, which include fee-based commercial agreements. Over time, we will continue to seek to enter into similar contracts with PBF Energy and/or third-parties that generate stable and predictable cash flows.

•
Grow Through Acquisitions and Organic Projects. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect to pursue strategic acquisitions independently and jointly with PBF Energy that complement and grow our asset base. PBF Energy has also granted us a right of first offer to acquire certain of its logistics assets. PBF Energy may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. Furthermore, we believe that our current asset base and our knowledge of the refining logistics sector will allow us to identify third-party acquisitions that will provide compelling returns to our unitholders. We believe our acquisitions of the Toledo Products Terminal and the East Coast Terminals are examples of such strategic acquisitions. In addition, we pursue strategic organic projects that enhance our existing assets and increase our revenues. The Chalmette Storage Tank is an example of a recently completed organic growth project.

•
Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing and future assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our business and segment performance. These metrics are significant factors in assessing our operating results and profitability and include but are not limited to volumes, including terminal and pipeline throughput and storage capacity; operating and maintenance expenses; and EBITDA, EBITDA attributable to PBFX and distributable cash flow. We define EBITDA, EBITDA attributable to PBFX and distributable cash flow below.

Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil, refined products and natural gas that we throughput at our terminaling and pipeline operations and our available storage capacity. These volumes are primarily affected by the supply of and demand for crude oil, refined products and natural gas in the markets served directly or indirectly by our assets. Although PBF Energy has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by:

•	PBF Energy’s utilization of our assets in excess of the MVCs;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture PBF Energy’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals and pipelines.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenditures on our assets by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and to minimize their impact on our cash flow.

EBITDA, EBITDA attributable to PBFX and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define EBITDA attributable to PBFX as net income (loss) attributable to PBFX before net interest expense, income tax expense, depreciation and amortization expense attributable to PBFX, which excludes the results of Acquisitions from PBF prior to the effective dates of such transactions. We define distributable cash flow as EBITDA attributable to PBFX plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. EBITDA, EBITDA attributable to PBFX and distributable cash flow are not presentations made in accordance with GAAP.

EBITDA, EBITDA attributable to PBFX and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and EBITDA attributable to PBFX provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with another perspective on the operating performance of our assets and the cash our business is generating. EBITDA, EBITDA attributable to PBFX and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, EBITDA attributable to PBFX and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, EBITDA attributable to PBFX and distributable cash flow may be defined differently by other companies in our industry, our definition of such matters may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. EBITDA, EBITDA attributable to PBFX and distributable cash flow are reconciled to net income and net cash provided by operating activities in this Form 8-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Factors Affecting the Comparability of Our Financial Results

Our results of operations may not be comparable to our historical results of operations for the reasons described below:

Revenue. There are differences in the way our Predecessor historically reported revenues for services provided to PBF Energy and the way we record revenues subsequent to the closing of the Offering and effective dates of the Acquisitions from PBF, the acquisition of the East Coast Terminals (the “Plains Asset Purchase”) and the Toledo Products Terminal Acquisition. The majority of our assets have historically been a part of the integrated operations of PBF Energy, and the operation of such assets, prior to our ownership, did not generate third-party or inter-entity revenue with the exception of the DCR Products Pipeline and the Paulsboro Lube Oil Terminal.

Following the closing of the Offering and effective dates of the Acquisitions from PBF, the Plains Asset Purchase and the Toledo Products Terminal Acquisition, revenues are primarily generated from the commercial agreements that we entered into with PBF Holding, and others, under which we receive fees for logistics services. Our reported logistics assets revenues are fee-based and a majority are subject to contractual MVCs. These fees are indexed for inflation in accordance with either the FERC indexing methodology, the PPI or the CPI-U.

General and Administrative Expenses. Historically, our general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by PBF Energy for general corporate services, such as treasury, accounting and legal services. These expenses were allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. Pursuant to the terms of the Omnibus Agreement, PBF Energy charges us an administrative fee for providing such services. This fee is updated annually and has also been increased in connection with certain of the Acquisitions from PBF as the services have expanded to cover additional assets and personnel. On May 15, 2015, the administrative fee was increased to $2.4 million in connection with our acquisition of the DCR Products Pipeline and Truck Rack. On April 29, 2016 and August 31, 2016, the administrative fee was increased to $3.5 million and $4.0 million, respectively, in connection with the acquisition of the East Coast Terminals and the Torrance Valley Pipeline. Effective January 1, 2017, the annual fee was increased to $4.9 million. On July 31, 2018, the administrative fee was increased to $5.1 million in connection with the Development Assets Acquisition. Additionally, we reimburse our general partner and its affiliates, including subsidiaries of PBF Energy, for the salaries and benefits costs of employees who devote more than 50% of their time to us, which is currently estimated to be approximately $2.0 million annually. See “Item 1. Business—Agreements with PBF Energy—Omnibus Agreement” within our 2017 Form 10-K filed with the SEC for further information regarding these fees and services.

Financing. Historically, we have financed our operations and capital expenditure requirements through internally generated cash flows, proceeds generated by equity and debt offerings and borrowings under our Revolving Credit Facility. In connection with the acquisition of the East Coast Terminals, we borrowed an additional $98.5 million under our Revolving Credit Facility, which was used to repay $98.3 million of our Term Loan in order to release $98.3 million in marketable securities that had collateralized the Term Loan. In connection with the acquisition of the Torrance Valley Pipeline, we borrowed an additional $76.2 million under our Revolving Credit Facility, which was used to repay $76.2 million of our Term Loan in order to release $76.2 million in marketable securities that had collateralized the Term Loan. The maximum amount of the Revolving Credit Facility was increased from $325.0 million to $360.0 million in May 2016. In connection with the PNGPC Acquisition, through our newly acquired subsidiary, PNGPC, we entered into the $11.6 million Affiliate Note Payable with PRC, a wholly-owned subsidiary of PBF Holding. During March and December 2017, we fully repaid the remaining outstanding balances of the Term Loan and the Affiliate Note Payable, respectively. In October 2017, we issued the new 2023 Notes for an aggregate principal amount of $175.0 million and used the net proceeds from the new 2023 Notes to repay a portion of the outstanding borrowings under our existing Revolving Credit Facility.

The Plains Asset Purchase. On April 29, 2016, we completed the Plains Asset Purchase, which has subsequently generated third-party revenues. Prior to the Plains Asset Purchase, we did not record third-party revenue, with the exception of third-party revenue generated by the DCR Products Pipeline prior to August 2013.

Additionally, our results may not be comparable due to additional affiliate revenue, operating and maintenance expenses and general and administrative expenses associated with the East Coast Terminals.

Toledo Products Terminal Acquisition. On April 17, 2017, our wholly-owned subsidiary, PLPT, acquired the Toledo Products Terminal from Sunoco Logistics Partners L.P. The transaction is accounted for as a third-party acquisition, and as a result, our results may not be comparable due to additional affiliate revenue, operating and maintenance expenses and general and administrative expenses associated with the Toledo Products Terminal.

Other Factors That Will Significantly Affect Our Results

Supply and Demand for Crude Oil and Refined Products. We generate revenue by charging fees for receiving, handling, transferring, storing and throughputting crude oil, refined products and natural gas. The majority of our revenues are derived from fee-based commercial agreements with subsidiaries of PBF Energy with initial terms ranging from approximately seven to ten years and including MVCs, which enhance the stability of our cash flows. The volume of crude oil, refined products and natural gas that is throughput depends substantially on PBF Energy’s refining margins. Refining margins are greatly dependent upon the price of crude oil or other refinery feedstocks, the price of refined products and the price of natural gas.

Factors driving the prices of petroleum-based commodities include supply and demand in crude oil, gasoline and other refined products. Supply and demand for these products depend on numerous factors outside of our control, including changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, logistics constraints, availability of imports, marketing of competitive fuels, crude oil price differentials and government regulation. Refer to “Item 1A. Risk Factors” within our 2017 Form 10-K filed with the SEC for more information on factors affecting margins and commodity pricing.

Acquisition and Organic Growth Opportunities. We may acquire additional logistics assets from PBF Energy or third parties. Under our Omnibus Agreement, subject to certain exceptions, we have a right of first offer on certain logistics assets owned by PBF Energy to the extent PBF Energy decides to sell, transfer or otherwise dispose of any of those assets. We also have a right of first offer to acquire additional logistics assets that PBF Energy may construct or acquire in the future. Our commercial agreements provide us with options to purchase certain assets at PBF Holding’s refineries related to our business in the event PBF Energy permanently shuts down PBF Holding’s refineries. In addition, our commercial agreements provide us with the right to use certain assets at PBF Holding’s refineries in the event of a temporary shutdown. Furthermore, we may pursue strategic asset acquisitions from third parties or organic growth projects to the extent such acquisitions or projects complement our or PBF Energy’s existing asset base or provide attractive potential returns. We believe that we are well-positioned to acquire logistics assets from PBF Energy and third parties should such opportunities arise, and identifying and executing acquisitions and organic growth projects is a key part of our strategy. However, if we do not complete acquisitions or organic growth projects on economically acceptable terms, our future growth will be limited, and the acquisitions or projects we do complete may reduce, rather than increase, our cash available for distribution. These acquisitions and organic growth projects could also affect the comparability of our results from period to period. We expect to fund future growth capital expenditures primarily from a combination of cash-on-hand, borrowings under our Revolving Credit Facility and the issuance of additional equity or debt securities. To the extent we issue additional units to fund future acquisitions or expansion capital expenditures, the payments of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level.

Third-Party Business. As of December 31, 2017, PBF Energy accounts for the substantial majority of our revenues and we continue to expect the majority of our revenue for the foreseeable future will be derived from operations supporting PBF Energy’s refineries. We are examining further diversification of our customer base by potentially developing additional third-party throughput volumes in our existing system and continuing to expand our asset portfolio to service third-party customers. Unless we are successful in attracting additional third-party customers, our ability to increase volumes will be dependent on PBF Energy, which has no obligation under our commercial agreements to supply our facilities with additional volumes in excess of its MVCs. If we are unable to increase throughput volumes, future growth may be limited.

Noncontrolling Interest. As a result of our acquisition of the Torrance Valley Pipeline (the “TVPC Acquisition”), PBFX Op Co became the managing member of TVPC and fully consolidates TVPC. With respect to the consolidation of TVPC, we record a noncontrolling interest for the remaining 50% economic interest in TVPC held by TVP Holding. Noncontrolling interest on the consolidated statements of operations includes the portion of net income or loss attributable to the economic interest in TVPC held by TVP Holding. Noncontrolling interest on the consolidated balance sheets includes the portion of net assets of TVPC attributable to TVP Holding.

Results of Operations

A discussion and analysis of the factors contributing to our results of operations is presented below. The financial information contained herein has been retrospectively adjusted to include the historical results of the Acquisitions from PBF for all periods presented prior to the effective date of each transaction. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview. The following tables summarize our results of operations and financial data for the years ended December 31, 2017, 2016 and 2015. The following data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Form 8-K.

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Revenue:
Affiliate	$240,654	$175,448	$142,102
Third-Party	16,934	13,558	594
Total revenue	257,588	189,006	142,696

Costs and expenses:
Operating and maintenance expenses	73,521	51,393	30,730
General and administrative expenses	16,284	16,967	13,898
Depreciation and amortization	24,404	15,406	7,806
Total costs and expenses	114,209	83,766	52,434

Income from operations	143,379	105,240	90,262

Other expense:
Interest expense, net	(31,875)	(28,755)	(19,939)
Amortization of loan fees and debt premium	(1,488)	(1,678)	(1,315)
Net income	110,016	74,807	69,008
Less: Net loss attributable to Predecessor	(4,986)	(11,832)	(4,840)
Less: Net income attributable to noncontrolling interest	14,565	5,679	—
Net income attributable to the partners	100,437	80,960	73,848
Less: Net income attributable to the IDR holder	9,055	4,031	—
Net income attributable to PBF Logistics LP unitholders	$91,382	$76,929	$73,848

Other Data:
EBITDA attributable to PBFX	$152,084	$121,911	$101,421
Distributable cash flow	119,783	94,507	83,922
Capital expenditures, including acquisitions	90,258	123,946	10,005

Reconciliation of Non-GAAP Financial Measures. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations,” our management uses EBITDA, EBITDA attributable to PBFX and distributable cash flow to analyze our performance. The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net income, the most directly comparable GAAP financial measure of operating performance on a historical basis, for the periods indicated.

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net income	$110,016	$74,807	$69,008
Interest expense, net	31,875	28,755	19,939
Amortization of loan fees and debt premium	1,488	1,678	1,315
Depreciation and amortization	24,404	15,406	7,806
EBITDA	167,783	120,646	98,068
Less: Predecessor EBITDA	(4,303)	(8,763)	(3,353)
Less: Noncontrolling interest EBITDA	20,002	7,498	—
EBITDA attributable to PBFX	152,084	121,911	101,421
Non-cash unit-based compensation expense	5,345	4,360	4,279
Cash interest	(33,050)	(28,844)	(19,952)
Maintenance capital expenditures	(4,596)	(2,920)	(1,826)
Distributable cash flow	$119,783	$94,507	$83,922

The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure of liquidity on a historical basis, for the periods indicated.

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net cash provided by operating activities	$138,182	$94,053	$73,656
Change in operating assets and liabilities	3,071	2,198	8,752
Interest expense, net	31,875	28,755	19,939
Non-cash unit-based compensation expense	(5,345)	(4,360)	(4,279)
EBITDA	167,783	120,646	98,068
Less: Predecessor EBITDA	(4,303)	(8,763)	(3,353)
Less: Noncontrolling interest EBITDA	20,002	7,498	—
EBITDA attributable to PBFX	152,084	121,911	101,421
Non-cash unit-based compensation expense	5,345	4,360	4,279
Cash interest	(33,050)	(28,844)	(19,952)
Maintenance capital expenditures	(4,596)	(2,920)	(1,826)
Distributable cash flow	$119,783	$94,507	$83,922

The following table presents a reconciliation of net income attributable to noncontrolling interest and noncontrolling interest EBITDA for informational purposes.

	Year Ended December 31,
	2017	2016
	(In thousands)
Net income attributable to noncontrolling interest	$14,565	$5,679
Depreciation and amortization related to noncontrolling interest (a)	5,437	1,819
Noncontrolling interest EBITDA	$20,002	$7,498
____________

(a)	Represents 50% of depreciation and amortization for TVPC for the years ended December 31, 2017 and 2016.

The following tables present a summary of our results of operations for the years ended December 31, 2017, 2016 and 2015, disaggregated to present the results of our operations and the pre-acquisition results of the Development Assets Companies (excluding DCSL), PNGPC, TVPC and the DCR Products Pipeline and Truck Rack, respectively. For purpose of the tables, PBF Logistics LP includes the post-close results of the Contributed Assets.

	Year Ended December 31, 2017
	PBF Logistics LP	PNGPC	Development Assets	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$240,654	$—	$—	$240,654
Third-party	14,159	—	2,775	16,934
Total revenue	254,813	—	2,775	257,588

Costs and expenses:
Operating and maintenance expenses	66,443	40	7,038	73,521
General and administrative expenses	16,284	—	—	16,284
Depreciation and amortization	23,721	110	573	24,404
Total costs and expenses	106,448	150	7,611	114,209

Income (loss) from operations	148,365	(150)	(4,836)	143,379

Other expense:
Interest expense, net	(31,875)	—	—	(31,875)
Amortization of loan fees and debt premium	(1,488)	—	—	(1,488)
Net income (loss)	$115,002	$(150)	$(4,836)	$110,016

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$115,002	$(150)	$(4,836)	$110,016
Interest expense, net	31,875	—	—	31,875
Amortization of loan fees	1,488	—	—	1,488
Depreciation and amortization	23,721	110	573	24,404
EBITDA	172,086	(40)	(4,263)	167,783
Less: Predecessor EBITDA	—	(40)	(4,263)	(4,303)
Less: Noncontrolling interest EBITDA	20,002	—	—	20,002
EBITDA attributable to PBFX	152,084	—	—	152,084
Non-cash unit-based compensation expense	5,345	—	—	5,345
Cash interest	(33,050)	—	—	(33,050)
Maintenance capital expenditures	(4,596)	—	—	(4,596)
Distributable cash flow	$119,783	$—	$—	$119,783

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$142,485	$(40)	$(4,263)	$138,182
Change in operating assets and liabilities	3,071	—	—	3,071
Interest expense, net	31,875	—	—	31,875
Non-cash unit-based compensation expense	(5,345)	—	—	(5,345)
EBITDA	172,086	(40)	(4,263)	167,783
Less: Predecessor EBITDA	—	(40)	(4,263)	(4,303)
Less: Noncontrolling interest EBITDA	20,002	—	—	20,002
EBITDA attributable to PBFX	152,084	—	—	152,084
Non-cash unit-based compensation expense	5,345	—	—	5,345
Cash interest	(33,050)	—	—	(33,050)
Maintenance capital expenditures	(4,596)	—	—	(4,596)
Distributable cash flow	$119,783	$—	$—	$119,783

	Year Ended December 31, 2016
	PBF Logistics LP	TVPC	PNGPC	Development Assets	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$175,448	$—	$—	$—	$175,448
Third-party	11,887	—	—	1,671	13,558
Total revenue	187,335	—	—	1,671	189,006

Costs and expenses:
Operating and maintenance expenses	41,317	2,845	401	6,830	51,393
General and administrative expenses	16,609	353	5	—	16,967
Depreciation and amortization	12,337	1,819	827	423	15,406
Total costs and expenses	70,263	5,017	1,233	7,253	83,766

Income (loss) from operations	117,072	(5,017)	(1,233)	(5,582)	105,240

Other expense:
Interest expense, net	(28,755)	—	—	—	(28,755)
Amortization of loan fees	(1,678)	—	—	—	(1,678)
Net income (loss)	$86,639	$(5,017)	$(1,233)	$(5,582)	$74,807

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$86,639	$(5,017)	$(1,233)	$(5,582)	$74,807
Interest expense, net	28,755	—	—	—	28,755
Amortization of loan fees	1,678	—	—	—	1,678
Depreciation and amortization	12,337	1,819	827	423	15,406
EBITDA	129,409	(3,198)	(406)	(5,159)	120,646
Less: Predecessor EBITDA	—	(3,198)	(406)	(5,159)	(8,763)
Less: Noncontrolling interest EBITDA	7,498	—	—	—	7,498
EBITDA attributable to PBFX	121,911	—	—	—	121,911
Non-cash unit-based compensation expense	4,360	—	—	—	4,360
Cash interest	(28,844)	—	—	—	(28,844)
Maintenance capital expenditures	(2,920)	—	—	—	(2,920)
Distributable cash flow	$94,507	$—	$—	$—	$94,507

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$99,971	$(353)	$(406)	$(5,159)	$94,053
Change in operating assets and liabilities	5,043	(2,845)	—	—	2,198
Interest expense, net	28,755	—	—	—	28,755
Non-cash unit-based compensation expense	(4,360)	—	—	—	(4,360)
EBITDA	129,409	(3,198)	(406)	(5,159)	120,646
Less: Predecessor EBITDA	—	(3,198)	(406)	(5,159)	(8,763)
Less: Noncontrolling interest EBITDA	7,498	—	—	—	7,498
EBITDA attributable to PBFX	121,911	—	—	—	121,911
Non-cash unit-based compensation expense	4,360	—	—	—	4,360
Cash interest	(28,844)	—	—	—	(28,844)
Maintenance capital expenditures	(2,920)	—	—	—	(2,920)
Distributable cash flow	$94,507	$—	$—	$—	$94,507

	Year Ended December 31, 2015
	PBF Logistics LP	DCR Products Pipeline and Truck Rack	PNGPC	Development Assets	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$138,719	$3,383	$—	$—	$142,102
Third-party	—	—	—	594	594
Total revenue	138,719	3,383	—	594	142,696

Costs and expenses:
Operating and maintenance expenses	23,890	1,365	406	5,069	30,730
General and administrative expenses	13,408	481	9	—	13,898
Depreciation and amortization	6,306	276	1,102	122	7,806
Total costs and expenses	43,604	2,122	1,517	5,191	52,434

Income (loss) from operations	95,115	1,261	(1,517)	(4,597)	90,262

Other (expense) income:
Interest expense, net	(19,952)	13	—	—	(19,939)
Amortization of loan fees	(1,315)	—	—	—	(1,315)
Net income (loss)	$73,848	$1,274	$(1,517)	$(4,597)	$69,008

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$73,848	$1,274	$(1,517)	$(4,597)	$69,008
Interest expense, net	19,952	(13)	—	—	19,939
Amortization of loan fees	1,315	—	—	—	1,315
Depreciation and amortization	6,306	276	1,102	122	7,806
EBITDA	101,421	1,537	(415)	(4,475)	98,068
Less: Predecessor EBITDA	—	1,537	(415)	(4,475)	(3,353)
EBITDA attributable to PBFX	101,421	—	—	—	101,421
Non-cash unit-based compensation expense	4,279	—	—	—	4,279
Cash interest	(19,952)	—	—	—	(19,952)
Maintenance capital expenditures	(1,826)	—	—	—	(1,826)
Distributable cash flow	$83,922	$—	$—	$—	$83,922

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$77,307	$1,239	$(415)	$(4,475)	$73,656
Change in operating assets and liabilities	8,441	311	—	—	8,752
Interest expense, net	19,952	(13)	—	—	19,939
Non-cash unit-based compensation expense	(4,279)	—	—	—	(4,279)
EBITDA	101,421	1,537	(415)	(4,475)	98,068
Less: Predecessor EBITDA	—	1,537	(415)	(4,475)	(3,353)
EBITDA attributable to PBFX	101,421	—	—	—	101,421
Non-cash unit-based compensation expense	4,279	—	—	—	4,279
Cash interest	(19,952)	—	—	—	(19,952)
Maintenance capital expenditures	(1,826)	—	—	—	(1,826)
Distributable cash flow	$83,922	$—	$—	$—	$83,922

Summary. Our net income for the year ended December 31, 2017 increased approximately $35.2 million, or 47.1%, to $110.0 million from $74.8 million for the year ended December 31, 2016. The increase in net income was primarily due to the following:

•
an increase in revenues of approximately $68.6 million, or 36.3%, to $257.6 million, which was primarily attributable to the full year operations of the Torrance Valley Pipeline and the East Coast Terminals, the acquisition of the Toledo Products Terminal in April 2017, a new service agreement entered into between PNGPC and PRC upon the commencement of the Paulsboro Natural Gas Pipeline in August 2017 and the Chalmette Storage Tank commencing service in November 2017;

•
a decrease in general and administrative expenses of approximately $0.7 million, or 4.0%, as a result of lower acquisition related costs, partially offset by higher unit-based compensation expense and higher fees associated with the Omnibus Agreement;

•	partially offset by the following:

◦
an increase in operating and maintenance expenses of approximately $22.1 million, or 43.1%, as a result of increased operating and maintenance expense for the Torrance Valley Pipeline of approximately $18.5 million and the East Coast Terminals of approximately $6.2 million, as well as expenses of approximately $1.1 million related to the Toledo Products Terminal subsequent to our acquisition, partially offset by a decrease in outside services of approximately $3.8 million mainly due to lower throughput across our other assets including the DCR Rail Terminal and the DCR West Rack;

◦
an increase in depreciation and amortization expenses of approximately $9.0 million, or 58.4%, related to the timing of acquisitions and new assets being placed in service related to the East Coast Terminals, the Torrance Valley Pipeline, the Paulsboro Natural Gas Pipeline and the Chalmette Storage Tank; and

◦
an increase in interest expense, net of approximately $3.1 million, or 10.9%, which was attributable to the interest costs associated with the new 2023 Notes, higher borrowings under our Revolving Credit Facility for a majority of the year and the Affiliate Note Payable.

Our net income for the year ended December 31, 2016 increased approximately $5.8 million, or 8.4%, to $74.8 million from $69.0 million for the year ended December 31, 2015. The increase in net income was primarily due to the following:

•
an increase in revenues of approximately $46.3 million, or 32.5%, to $189.0 million, which was attributable to the East Coast Terminals operations, commercial agreements with PBF Energy related to the Torrance Valley Pipeline entered into in September 2016 and the DCR Products Pipeline and Truck Rack entered into in May 2015 and higher storage capacity at the Toledo Storage Facility;

•	partially offset by the following:

◦
an increase in operating and maintenance expenses of approximately $20.7 million, or 67.2%, as a result of increased costs associated with the East Coast Terminals of approximately $7.7 million and the Torrance Valley Pipeline of approximately $12.6 million (which includes Predecessor expenses of approximately $2.8 million from July 1, 2016 through our acquisition), an increase in salary and benefits expenses of approximately $0.4 million, partially offset by a decrease in outside services, insurance, and utility expenses of approximately $1.8 million. Additionally, pre-acquisition operating costs for the Development Assets increased by approximately $1.7 million;

◦
an increase in general and administrative expenses of approximately $3.1 million, or 22.1%, as a result of increases in acquisition costs related to the Plains Asset Purchase and the TVPC Acquisition and other overhead costs of approximately $3.5 million, partially offset by a decrease in reimbursable expenses associated with the Omnibus Agreement of approximately $0.4 million;

◦	an increase in depreciation and amortization expenses of approximately $7.6 million, or 97.4%, related to the timing of acquisitions and new assets being placed in service;

◦
an increase in interest expense, net of approximately $8.8 million, or 44.2%, which was attributable to the interest costs associated with the initial 2023 Notes issued in May 2015 and higher borrowings under our Revolving Credit Facility; and

◦	an increase in amortization of loan fees of approximately $0.4 million, or 27.6%, due to the amortization of capitalized debt issuance costs associated with the initial 2023 Notes.

Operating Segments

We review operating results in two reportable segments: (i) Transportation and Terminaling; and (ii) Storage. Decisions concerning the allocation of resources and assessment of operating performance are made based on this segmentation. Management measures the operating performance of each of its reportable segments based on the segment operating income. Segment operating income is defined as net revenue less operating expenses and depreciation and amortization. General and administrative expenses and interest expenses not included in the Transportation and Terminaling and Storage segments are included in Corporate. Segment reporting is further discussed in Note 12 “Segment Information” to our Consolidated Financial Statements included in this Form 8-K.

Transportation and Terminaling Segment

The following table and discussion is an explanation of our results of operations of the Transportation and Terminaling segment for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(In thousands, except as noted)
Revenue:
Affiliate	$217,404	$153,637	$120,750
Third-party	16,934	13,558	594
Total revenue	234,338	167,195	121,344

Costs and expenses:
Operating and maintenance expenses	65,885	42,705	22,552
Depreciation and amortization	21,650	12,978	5,167
Total costs and expenses	87,535	55,683	27,719
Transportation and Terminaling Segment Operating Income	$146,803	$111,512	$93,625

Key Operating Information
Transportation and Terminaling Segment
Terminals
Total throughput (bpd)*	204,833	164,210	106,091
Lease tank capacity (average lease capacity barrels per month)	2,089,529	2,023,304	N/A
Pipelines
Total throughput (bpd)*	140,900	149,831	46,065
Lease tank capacity (average lease capacity barrels per month)	1,250,930	1,439,846	N/A
____________

(*)	Calculated as the sum of the average throughput per day for each asset group for the period presented.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenue. Revenue increased approximately $67.1 million, or 40.2%, to $234.3 million for the year ended December 31, 2017 compared to $167.2 million for the year ended December 31, 2016. The increase in revenue was primarily attributable to the full year operations of the Torrance Valley Pipeline and the East Coast Terminals, the acquisition of the Toledo Products Terminal in April 2017 and a new service agreement entered into between PNGPC and PRC upon the commencement of operations of the Paulsboro Natural Gas Pipeline in August 2017. Prior to the acquisition of the Torrance Valley Pipeline, that asset was part of the integrated operations of PBF Energy and the operation of that asset did not generate third-party or inter-entity revenue. Additionally, subsequent to the closing of the Plains Asset Purchase, we have begun to generate third-party revenue related to the East Coast Terminals.

Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $23.2 million, or 54.3%, to $65.9 million for the year ended December 31, 2017 compared to approximately $42.7 million for the year ended December 31, 2016. The increase in operating and maintenance expenses was primarily attributable to full year operations of Torrance Valley Pipeline and the East Coast Terminals (an increase of approximately $18.5 million and approximately $6.2 million, respectively), expenses of approximately $1.1 million related to the Toledo Products Terminal subsequent to our acquisition, partially offset by a decrease of operating and maintenance expenses of approximately $2.8 million mainly due to lower throughput across our other assets, including the DCR Rail Terminal and DCR West Rack.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $8.7 million, or 66.8%, to $21.7 million for the year ended December 31, 2017 compared to approximately $13.0 million for the year ended December 31, 2016. The increase in depreciation and amortization expense was primarily attributable to increased depreciation and amortization expense of $1.7 million associated with the East Coast Terminals acquired in April 2016, $5.4 million associated with the Torrance Valley Pipeline acquired in August 2016, $0.3 million associated with the Toledo Products Terminal and an aggregate increase of $1.1 million across our other assets.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue. Revenue increased approximately $45.9 million, or 37.8%, to $167.2 million for the year ended December 31, 2016 compared to $121.3 million for the year ended December 31, 2015. The increase in revenue was primarily attributable to the acquisition of the East Coast Terminals and Torrance Valley Pipeline and related commercial agreements with PBF Energy, offset by the acquisition of the DCR Products Pipeline and Truck Rack and related commercial agreements with PBF Energy. Prior to the acquisition of the Torrance Valley Pipeline and the DCR Products Pipeline and Truck Rack, those assets were a part of the integrated operations of PBF Energy and the operation of those assets did not generate third-party or inter-entity revenue, with the exception of the DCR Products Pipeline. Additionally, subsequent to the closing of the Plains Asset Purchase, we have begun to generate third-party revenue related to the East Coast Terminals.

Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $20.2 million, or 89.4%, to $42.7 million for the year ended December 31, 2016 compared to $22.6 million for the year ended December 31, 2015. The increase in operating and maintenance expenses was primarily attributable to the acquisition of the Torrance Valley Pipeline (approximately $12.6 million, including Predecessor expenses of approximately $2.8 million from July 1, 2016 through our acquisition) and the East Coast Terminals (approximately $7.7 million), partially offset by a decrease of operating and maintenance expenses of approximately $2.8 million mainly due to lower throughput at our other assets. Additionally, pre-acquisition operating costs for the the Development Assets increased by approximately $1.7 million.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $7.8 million, or 151.2%, to $13.0 million for the year ended December 31, 2016 compared to $5.2 million for the year ended December 31, 2015. The increase in depreciation and amortization expense was primarily attributable to approximately $2.3 million of depreciation associated with the East Coast Terminals acquired in April 2016, approximately $5.5 million of depreciation (which includes depreciation from July 1, 2016 through our acquisition) associated with the Torrance Valley Pipeline acquired in August 2016 and an increase in pre-acquisition depreciation and amortization expense for the Development Assets of approximately $0.3 million, partially offset by a decrease of approximately $0.3 million of depreciation and amortization expense associated with the Paulsboro Natural Gas Pipeline.

Storage Segment

The following table and discussion is an explanation of our results of operations of the Storage segment for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(In thousands, except as noted)
Revenue:
Affiliate	$23,250	$21,811	$21,352
Third-party	—	—	—
Total revenue	23,250	21,811	21,352

Costs and expenses:
Operating and maintenance expenses	7,636	8,688	8,178
Depreciation and amortization	2,754	2,428	2,639
Total costs and expenses	10,390	11,116	10,817
Storage Segment Operating Income	$12,860	$10,695	$10,535

Key Operating Information
Storage Segment
Storage capacity reserved (average shell capacity barrels per month)*	4,363,630	3,635,236	3,558,745
____________

(*)	Storage capacity is based on tanks in service and average shell capacity available during the period.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenue. Revenue increased approximately $1.4 million, or 6.6%, to $23.3 million for the year ended December 31, 2017 compared to $21.8 million for the year ended December 31, 2016. The increase in revenue was primarily attributable to higher storage capacity at the Toledo Storage Facility, as well as the Chalmette Storage Tank commencing service in November 2017.

Operating and Maintenance Expenses. Operating and maintenance expenses decreased approximately $1.1 million, or 12.1%, to $7.6 million for the year ended December 31, 2017 compared to $8.7 million for the year ended December 31, 2016. The decrease in operating and maintenance expenses was primarily attributable to lower maintenance activity.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $0.3 million, or 13.4%, to $2.8 million for the year ended December 31, 2017 compared to $2.4 million for the year ended December 31, 2016. The increase in depreciation and amortization expense was primarily attributable to the Chalmette Storage Tank being placed in service in 2017.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue. Revenue increased approximately $0.5 million, or 2.1%, to $21.8 million for the year ended December 31, 2016 compared to $21.4 million for the year ended December 31, 2015. The increase in revenue was primarily attributable to higher storage capacity at the Toledo Storage Facility.

Operating and Maintenance Expenses. Operating and maintenance expenses increased approximately $0.5 million, or 6.2%, to $8.7 million for the year ended December 31, 2016 compared to $8.2 million for the year ended December 31, 2015. The increase in operating and maintenance expenses was primarily attributable to higher maintenance and material expense of approximately $1.1 million, partially offset by a decrease in outside services of approximately $0.5 million.

Depreciation and amortization. Depreciation and amortization expense remained relatively consistent at $2.4 million for the year ended December 31, 2016 compared to $2.6 million for the year ended December 31, 2015, a decrease of approximately $0.2 million, or 8.0%.

Liquidity and Capital Resources

During 2016, we funded the Plains Asset Purchase and the TVPC Acquisition using approximately $20.0 million of cash on hand, approximately $174.5 million in proceeds from the sale of marketable securities and approximately $78.8 million in net proceeds from PBFX’s public offering of common units in August 2016. We borrowed approximately $174.7 million of additional debt under our Revolving Credit Facility to repay approximately $174.5 million outstanding under the Term Loan in order to release the approximately $174.5 million in marketable securities that had collateralized the Term Loan. Additionally, we borrowed approximately $20.0 million of incremental debt under our Revolving Credit Facility to repay approximately $20.0 million outstanding under the Term Loan in order to release approximately $20.0 million in marketable securities that had collateralized the Term Loan to fund capital expenditures during 2016.

During 2017, we funded the PNGPC Acquisition and the Toledo Products Terminal Acquisition using $10.0 million of cash on hand and the Affiliate Note Payable in the amount of $11.6 million. We fully repaid the remaining outstanding balance of the Term Loan and the Affiliate Note Payable in March and December, respectively. Additionally, we issued the new 2023 Notes for $175.0 million in October and used the net proceeds of the new 2023 Notes to repay a portion of our existing Revolving Credit Facility and for general partnership purposes.

During 2018, we funded the Development Assets Acquisition through the issuance of 1,494,134 common units to PBF LLC for consideration of approximately $31.6 million.

Refer to Note 3 “Acquisitions” of our Consolidated Financial Statements included in this Form 8-K for additional information.

At December 31, 2017, we had approximately $29.7 million of borrowings and approximately $3.6 million of letters of credit outstanding under the Revolving Credit Facility and approximately $525.0 million of outstanding 2023 Notes.

In addition to the retention of proceeds from our commercial and service agreements with PBF Holding, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our Revolving Credit Facility and the issuance of additional debt and equity securities as appropriate given market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. We have sold our U.S. Treasury securities over time to fund our capital expenditures. As a result, our U.S. Treasury securities, coupled with the availability under our Revolving Credit Facility, initially provided us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. All of our U.S. Treasury securities have been liquidated as of December 31, 2017. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and distributions on our units, as well as make future acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

We have paid, and intend to continue to pay, at least the minimum quarterly distribution of $0.30 per unit per quarter, or $1.20 per unit on an annualized basis, which aggregates to approximately $12.8 million per quarter and approximately $51.2 million per year based on the number of common units and associated IDRs outstanding as of December 31, 2017.

The tables below summarize our 2017 and 2016 quarterly distributions related to our quarterly financial results:

Quarter Ended	Declaration Date	Quarterly Distribution per Common and Subordinated Unit	Quarterly Distribution per Common and Subordinated Unit, Annualized	Total Cash Distribution (in thousands) (a)
December 31, 2017	February 15, 2018	$0.4850	$1.9400	$23,045
September 30, 2017	November 2, 2017	0.4800	1.9200	22,636
June 30, 2017	August 3, 2017	0.4700	1.8800	21,797
March 31, 2017	May 4, 2017	0.4600	1.8400	20,938
December 31, 2016	February 16, 2017	0.4500	1.8000	20,059
September 30, 2016	October 28, 2016	0.4400	1.7600	19,486
June 30, 2016	July 29, 2016	0.4300	1.7200	16,944
March 31, 2016	April 28, 2016	0.4200	1.6800	16,419
____________

(a)
Cash distributions are paid in the quarter subsequent to the period in which the distributions are earned. For the quarter ended December 31, 2017, total cash distribution was estimated based on vested shares outstanding at the close of business on February 15, 2018, our date of declaration. We do not expect the actual distribution to be materially different.

Expiration of Subordination Period

On June 1, 2017, the requirements under our partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. As a result, each of our 15,886,553 outstanding subordinated units converted on a one-on-one basis into common units and began participating pro rata with the other common units in distributions of available cash. The conversion did not impact the amount of the cash distribution paid or the total number of our outstanding units representing limited partner interests. Refer to Notes 7 “Equity” and 9 “Net Income per Unit” in our Notes to Consolidated Financial Statements included in this Form 8-K for additional information.

Credit Facilities

Concurrent with the closing of the Offering, we entered into the Revolving Credit Facility and the Term Loan, each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders. The maximum amount of the Revolving Credit Facility was increased from approximately $325.0 million to approximately $360.0 million in May 2016. We have the ability to further increase the maximum amount of the Revolving Credit Facility by approximately an additional $240.0 million, to a total facility size of approximately $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. See Note 5 “Debt” to our Consolidated Financial Statements included in this Form 8-K for further information regarding the Revolving Credit Facility and the Term Loan, as well as information pertaining to corresponding financial and other covenants. We are in compliance with our financial and other covenants as of December 31, 2017. During March 2017, we fully repaid the remaining outstanding balance of the Term Loan.

Senior Notes

On May 12, 2015, we and our wholly-owned subsidiary, PBF Logistics Finance Corporation, a Delaware corporation (“PBF Finance,” and together with us, the “Issuers”), issued approximately $350.0 million aggregate principal amount of the initial 2023 Notes. The initial purchasers in the offering purchased approximately $330.1 million aggregate principal amount of the initial 2023 Notes and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining approximately $19.9 million aggregate principal amount of the initial 2023 Notes. The Issuers received net proceeds of approximately $343.0 million from the offering after deducting the initial purchasers’ discount and offering expenses.

On October 6, 2017, we issued $175.0 million in aggregate principal amount of the new 2023 Notes. The new 2023 Notes were issued under the indenture governing the initial 2023 Notes.

The 2023 Notes are guaranteed on a senior unsecured basis by all of our subsidiaries. In addition, PBF LLC provides a limited guarantee of collection of the principal amount of the 2023 Notes, but is not otherwise subject to the covenants of the Indenture. We have the optional redemption right to repurchase all or a portion of the 2023 Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the 2023 Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in the event of a default as defined in the indenture agreement. In addition, the 2023 Notes contain covenant restrictions limiting our and our restricted subsidiaries’ ability to make certain types of investments, incur additional debt or preferred equity issuances, create liens, make certain payments, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. We are in compliance with the covenants as of December 31, 2017.

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net cash provided by operating activities	$138,182	$94,053	$73,656
Net cash (used in) provided by investing activities	(50,234)	70,298	(9,308)
Net cash used in financing activities	(132,505)	(118,808)	(59,835)
Net change in cash and cash equivalents	$(44,557)	$45,543	$4,513

Cash Flows from Operating Activities

Net cash provided by operating activities increased approximately $44.1 million to $138.2 million for the year ended December 31, 2017 compared to $94.1 million for the year ended December 31, 2016. The increase in net cash provided by operating activities was primarily the result of net income and non-cash charges relating to depreciation and amortization, amortization of loan fees and debt premium and unit-based compensation of approximately $141.3 million for the year ended December 31, 2017, compared to approximately $96.3 million for the year ended December 31, 2016 and a net decrease in the net changes in operating assets and liabilities of approximately $0.9 million primarily driven by the timing of collection of accounts receivables and liability payments.

Net cash provided by operating activities increased approximately $20.4 million to $94.1 million for the year ended December 31, 2016 compared to $73.7 million for the year ended December 31, 2015. The increase in net cash provided by operating activities was primarily the result of net income and non-cash charges relating to depreciation and amortization, amortization of loan fees and unit-based compensation of approximately $96.3 million for the year ended December 31, 2016, compared to approximately $82.4 million for the year ended December 31, 2015 and a net increase in the net changes in operating assets and liabilities of approximately $6.6 million primarily driven by the timing of collection of accounts receivables and liability payments.

Cash Flows from Investing Activities

Net cash used in investing activities changed by approximately $120.5 million to $50.2 million for the year ended December 31, 2017 compared to cash flows provided by investing activities of $70.3 million for the year ended December 31, 2016. Net cash used in investing activities for the year ended December 31, 2017 consisted of capital expenditures of approximately $90.3 million, inclusive of the pre-acquisition Paulsboro Natural Gas Pipeline project spend and the Toledo Products Terminal Acquisition, partially offset by the net liquidation of approximately $40.0 million in marketable securities. Net cash provided by investing activities for the year ended December 31, 2016 consisted of the net sale of approximately $194.2 million in marketable securities, partially offset by capital expenditures of approximately $123.9 million, inclusive of the acquisition of the East Coast Terminals and the pre-acquisition Paulsboro Natural Gas Pipeline project spend.

Net cash provided by investing activities changed by approximately $79.6 million to $70.3 million for the year ended December 31, 2016 compared to cash flows used in investing activities of $9.3 million for the year ended December 31, 2015. Net cash provided by investing activities for the year ended December 31, 2016 consisted of the net liquidation of approximately $194.2 million in marketable securities, partially offset by capital expenditures of approximately $123.9 million, inclusive of the acquisition of the East Coast Terminals, during the year ended December 31, 2016. Net cash used in investing activities for the year ended December 31, 2015 consisted of capital expenditures of approximately $10.0 million, partially offset by the net sale of approximately $0.7 million in marketable securities.

Cash Flows from Financing Activities

Net cash used in financing activities increased approximately $13.7 million to $132.5 million for the year ended December 31, 2017 compared to $118.8 million for the year ended December 31, 2016. The increase in net cash used in financing activities was primarily the result of net repayment of our Revolving Credit Facility of approximately $159.5 million, distributions to unitholders of approximately $85.4 million, repayment of our Term Loan of approximately $39.7 million, distributions to TVPC members of approximately $21.5 million, repayment of our Affiliate Note Payable of approximately $11.6 million and deferred financing costs of approximately $3.7 million, partially offset by the proceeds from the issuance of the new 2023 Notes of approximately $178.5 million and contributions from our parent of approximately $10.4 million related to the 2017 pre-acquisition activities of PNGPC and the Development Assets. Net cash used in financing activities for the year ended December 31, 2016 consisted of repayment of our Term Loan of approximately $194.5 million, distributions to PBF LLC related to Acquisitions from PBF of approximately $175.0 million and distributions to unitholders of approximately $67.5 million, partially offset by net borrowings of our Revolving Credit Facility of approximately $164.7 million, net proceeds from PBFX’s public offerings of common units in April 2016 and August 2016 of approximately $138.4 million and contributions from our parent of approximately $15.2 million related to the pre-acquisition activities of TVPC, PNGPC and the Development Assets.

Net cash used in financing activities increased approximately $59.0 million to approximately $118.8 million for the year ended December 31, 2016 compared to approximately $59.8 million for the year ended December 31, 2015. The increase in net cash used in financing activities was primarily the result of repayment of our Term Loan of approximately $194.5 million, distributions to PBF LLC related to Acquisitions from PBF of approximately $175.0 million and distributions to unitholders of approximately $67.5 million, partially offset by net borrowings of our Revolving Credit Facility of approximately $164.7 million, net proceeds from PBFX’s public offerings of common units in April 2016 and August 2016 of approximately $138.4 million and contributions from our parent of approximately $15.2 million related to the pre-acquisition activities of TVPC, PNGPC and the Development Assets. Cash flows used in financing activities for the year ended December 31, 2015 consisted of net repayment of our Revolving Credit Facility of approximately $250.6 million, a distribution to PBF LLC related to the acquisition of the DCR Products Pipeline and Truck Rack of approximately $112.5 million, distributions to unitholders of approximately $49.5 million, a distribution to parent of approximately $1.0 million related to the pre-acquisition activity of the DCR Products Pipeline and Truck Rack, repayment of our Term Loan of approximately $0.7 million, and deferred financing costs of approximately $8.3 million, partially offset by the proceeds from the issuance of the 2023 Notes of approximately $350.0 million and contributions from our parent of approximately $12.8 million related to the pre-acquisition activities of PNGPC and the Development Assets.

Capital Expenditures

Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Expansion capital expenditures are expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.

Capital expenditures for the past three years were as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Expansion	$85,662	$121,026	$8,179
Maintenance	4,596	2,920	1,826
Total capital expenditures	$90,258	$123,946	$10,005

For the year ended December 31, 2017, our capital expenditures were primarily incurred for the construction of the Paulsboro Natural Gas Pipeline and the Chalmette Storage Tank, the acquisitions of the Paulsboro Natural Gas Pipeline and the Toledo Products Terminal and the maintenance of the Toledo Storage Facility, the East Coast Terminals and the Torrance Valley Pipeline. For the year ended December 31, 2016, our capital expenditures were primarily incurred for the expansion of the DCR Products Pipeline, the acquisition of the East Coast Terminals and the maintenance of the Toledo Storage Facility and the DCR Products Pipeline. For the year ended December 31, 2015, our capital expenditures were primarily incurred for the pre-acquisition expansion of the Toledo Storage Facility, the pre-acquisition expansion of the Toledo Rail Products Facility and the maintenance of the DCR Products Pipeline and the Toledo Storage Facility.

We currently expect to spend an aggregate of between approximately $20.0 million and $25.0 million during 2018 for capital expenditures, of which between approximately $13.0 million and $18.0 million relate to maintenance or regulatory capital expenditures. We anticipate the forecasted maintenance capital expenditures will be funded primarily with cash from operations and through borrowings under our Revolving Credit Facility as needed. We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending December 31, 2018.

We have sold our U.S. Treasury securities over time to fund our capital expenditures. In March 2017, we fully repaid our Term Loan and, as a result, such securities were no longer used to secure our obligation. We may also rely on external sources including other borrowings under our Revolving Credit Facility, and issuances of equity and debt securities to fund any significant future expansion.

Under the Omnibus Agreement, PBF Energy has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any Contributed Asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of the Offering and the Acquisitions from PBF during the first five years after the closing of the Offering and the Acquisitions from PBF, and any matters related thereto.

On July 16, 2018, we entered into the Development Assets Contribution Agreements pursuant to which PBF Energy agreed to contribute to us certain of its subsidiaries, whose assets consist of the Development Assets. The Development Assets Acquisition closed on July 31, 2018 for total consideration of $31.6 million consisting of 1,494,134 common units of PBFX issued to PBF LLC.

Contractual Obligations

Information regarding our contractual obligations of the types described below as of December 31, 2017, is set forth in the following table:

	Payments Due by Period
	Totals	2018	2019 and 2020	2021 and 2022	2023 and Beyond
	(In thousands)

Long-term debt obligations (1)	$554,700	$—	$29,700	$—	$525,000
Interest (2)	201,445	38,227	72,983	72,188	18,047
Affiliate - services agreements (3)	133,760	14,260	31,174	31,174	57,152
Environmental obligations (4)	2,343	506	500	500	837
Operating leases and other (5)	10,780	1,761	1,526	1,240	6,253
Total obligations	$903,028	$54,754	$135,883	$105,102	$607,289
____________________

(1)	No principal amounts are due under our Revolving Credit Facility and 2023 Notes until May 2019 and 2023, respectively.

(2)
Includes interest on our Revolving Credit Facility and 2023 Notes based on outstanding indebtedness as of December 31, 2017. Includes commitment fees on the Revolving Credit Facility through May 2019 using rates in effect at December 31, 2017.

(3)
Includes annual fixed payments under the Omnibus Agreement and the Services Agreement, as well as an estimate of approximately $2.0 million annually of obligations under the Omnibus Agreement to reimburse PBF LLC for salaries and benefit costs of employees who devote more than 50% of their time to us. Obligations under these agreements are expected to continue through the terms of our existing commercial agreements.

(4)
Includes environmental liabilities associated with the East Coast Terminals and the Torrance Valley Pipeline. In accordance with the Contribution Agreement for TVPC, PBF Holding has indemnified us for any and all costs associated with environmental remediation for obligations that existed on or before August 31, 2016, including all known or unknown events.

(5)	Includes operating leases and rental and franchise payments to secure right of way access across certain East Coast Terminals and Torrance Valley Pipeline assets with various terms and tenures.

Effects of Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2017, 2016 and 2015, respectively.

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities, other than outstanding letters of credit in the amount of approximately $3.6 million and operating leases.

Environmental and Other Matters

Environmental Regulation

Our operations are subject to extensive and frequently changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to develop, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not necessarily affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the development of additional facilities or equipment. Furthermore, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts.

Environmental Liabilities

Contaminations resulting from spills of crude oil or petroleum products are not unusual within the petroleum terminaling or transportation industries. Historic spills at truck and rail racks and terminals, as a result of past operations, have resulted in contamination of the environment, including soils and groundwater.

Pursuant to the Contribution Agreements entered into in connection with the Offering and the Acquisitions from PBF, PBF Energy has agreed to indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our Predecessor’s properties and associated with the ownership or operation of the Contributed Assets and arising from the conditions that existed prior to the closings of the Offering and the Acquisitions from PBF. In addition, we have agreed to indemnify PBF Energy for (i) certain events and conditions associated with the ownership or operation of our assets that occur, as applicable, after the closing of the each Acquisition from PBF (including the Offering), and (ii) environmental liabilities related to our assets if the environmental liability is the result of the negligence, willful misconduct or criminal conduct of us or our employees, including those seconded to us. As a result, we may incur environmental expenses in the future, which may be substantial.

In connection with the Plains Asset Purchase, the Partnership is responsible for the environmental remediation costs for conditions that existed on the closing date up to a maximum of $250,000 per year for ten years, with Plains All American Pipeline, L.P. remaining responsible for any and all additional costs above such amounts during such period.

As of December 31, 2017, we have recorded a total liability related to environmental remediation costs of $2.2 million related to the Plains Asset Purchase and the TVPC Acquisition. Refer to Note 10 “Commitments and Contingencies” in our Notes to Consolidated Financial Statements included in this Form 8-K for additional information.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 “Summary of Accounting Policies” to our Consolidated Financial Statements included in this Form 8-K. We prepare our Consolidated Financial Statements in conformity with GAAP, and in the process of applying these principles, we must make judgments, assumptions and estimates based on the best available information at the time. To aid a reader’s understanding, management has identified our critical accounting policies. These policies are considered critical because they are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments. Often they require judgments and estimation about matters which are inherently uncertain and involve measuring, at a specific point in time, events which are continuous in nature. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over. The following accounting policies involve estimates that are considered critical due to the level of subjectivity and judgment involved, as well as the impact on our financial position and results of operations. We believe that all of our estimates are reasonable. Unless otherwise noted, estimates of the sensitivity to earnings that would result from changes in the assumptions used in determining our estimates is not practicable due to the number of assumptions and contingencies involved, and the wide range of possible outcomes.

Business Combinations

We use the acquisition method of accounting for third-party acquisitions for the recognition of assets acquired and liabilities assumed in business combinations at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. Significant judgment is required in estimating the fair value of assets acquired. As a result, in the case of significant acquisitions, we obtain the assistance of third-party valuation specialists in estimating fair values of tangible and intangible assets based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While our management believes those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

The Acquisitions from PBF were transfers between entities under common control. Accordingly, we recorded the assets that were acquired from PBF Energy on our consolidated balance sheet at PBF Energy’s historical carrying value rather than fair value.

Depreciation

We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over 5-25 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remediation efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and the impact that current regulations may have on our remediation plans. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” requiring revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the expected consideration for these goods or services. This new guidance supersedes the revenue recognition requirements in FASB Accounting Standards Codification Topic 605, “Revenue Recognition,” and most industry-specific guidance. We have completed our evaluation of the provisions of this standard and concluded that our adoption will not materially change the amount or timing of revenues recognized by us, nor will it materially affect our financial position. We have adopted this new standard effective January 1, 2018, using the modified retrospective application, whereby a cumulative effect adjustment will be recognized upon adoption, if applicable, and the guidance will be applied prospectively. We do not, however, expect to make such an adjustment to partners’ capital as we have determined any such adjustment to not be material. We are currently developing our revenue disclosures and enhancing our accounting systems to enable the preparation of such disclosures. Certain of our commercial agreements are considered operating leases under GAAP. The scope of Topic 606 does not extend to revenues generated by lease arrangements; therefore, lease revenues generated by us will continue to be accounted for under existing lease accounting standards and will be reflected in a separate revenue line item on our statements of income.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), to increase the transparency and comparability about leases among entities. Additional ASUs have been issued subsequent to ASU 2016-02 to provide additional clarification and implementation guidance for leases related to ASU 2016-02 including ASU 2018-01, “Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842 (“ASU 2018-01”) (collectively, we refer to ASU 2016-02 and these additional ASUs as the “Updated Lease Guidance”). The Updated Lease Guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. ASU 2018-01 provides a practical expedient whereby land easements (also known as “rights of way”) that are not accounted for as leases under existing GAAP would not need to be evaluated under ASU 2016-02; however the Updated Lease Guidance would apply prospectively to all new or modified land easements after the effective date of ASU 2016-02. In January 2018, the FASB issued a proposed ASU that would provide an additional transition method for the Updated Lease Guidance for lessees and a practical expedient for lessors. As proposed, this additional transition method would allow lessees to initially apply the requirements of ASU 2016-02 by recognizing a cumulative-effect adjustment to partners’ capital in the period of adoption. The proposed practical expedient would allow lessors to not separate non-lease components from the related lease components in certain situations. Assuming the proposed ASU is approved after the comment period, the proposed ASU would have the same effective date as ASU 2016-02. While early adoption is permitted, we will not early adopt the Updated Lease Guidance. We have established a working group to study and lead implementation of the Updated Lease Guidance. This working group has been meeting on a regular basis and has instituted a preliminary task plan designed to meet the implementation deadline for ASU 2016-02. We have evaluated and purchased a lease software system and have begun implementation of the selected system. The working group continues to evaluate the impact of the Updated Lease Guidance on our consolidated financial statements and related disclosures. At this time, we have identified that the most significant impacts of the Updated Lease Guidance will be to bring nearly all leases onto our balance sheet with “right of use assets” and “lease obligation liabilities” as well as accelerating the interest expense component of financing leases. While the assessment of the impacts arising from this standard is progressing, we have not fully determined the impacts on our business processes, controls or financial statement disclosures at this time.

Refer to Note 2 “Summary of Accounting Policies” to our Consolidated Financial Statements included in this Form 8-K for additional Recently Issued Accounting Pronouncements.